EXHIBIT 10.2

AMENDMENT NO. 3 TO CONVERTIBLE DEBENTURES

This Amendment No. 3 (“Amendment”) is made as of April 2, 2007 to the Convertible Debentures (collectively, the “Convertible Debentures”) issued under the Securities Purchase Agreement dated August 28, 2006 (the “SPA”) by and between Cornell Capital Partners, LP (“Cornell Capital”) and Mobilepro Corp. (the “Company”) for loans totaling $7,000,000 from Cornell Capital.

WHEREAS, the Company owes Cornell Capital weekly payments of $125,000 in principal payments plus interest on the outstanding principal balance of the Convertible Debentures commencing January 2, 2007 (the “Scheduled Payments”) that the Company and Cornell Capital agreed by Amendment No. 1 to Convertible Debenture dated January 17, 2007 to defer until July 8, 2007;

WHEREAS, the Company has registered 120,689,655 shares of its common stock under a Form S-3 to allow for conversion of the Convertible Debentures;

WHEREAS, under Amendment No. 2 to Convertible Debenture dated February 20, 2007 the Company and Cornell Capital increased the amount of the Scheduled Payments from $125,000 to $250,000 with such increased Scheduled Payments commencing February 9, 2007 in return for Cornell Capital deferring payments of principal and interest in the same amount under convertible debenture issued by the Company to Cornell Capital in the principal amount of $15,149,650, as amended; and

WHEREAS, the Company and Cornell Capital entered into a Consent and Waiver Agreement dated March 30, 2007 under which Cornell Capital released from its security interest under the Convertible Debentures certain equipment for providing wireless service to municipalities through its Kite Broadband subsidiary to allow the Company to enter into a sale and leaseback agreement for that equipment; and

WHEREAS, Cornell Capital required that in return for releasing its security interest under the terms of the Consent and Waiver Agreement the Company must increase the Scheduled Payments from $250,000 to $300,000 for a period of eight (8) weeks; and

WHEREAS, the parties to this Agreement desire to amend the Convertible Debentures to allow for the increase in Scheduled Payments as requested by Cornell Capital.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 1.02 of the Convertible Debentures. Section 1.02 of the Convertible Debentures is hereby amended and restated in its entirety as follows:

Section 1.02 Payments.

(a) The Company shall make weekly scheduled payments (“Scheduled Payments”) consisting of at least (i) $300,000 of principal, commencing with the first Scheduled Payment which shall be due and payable for eight (8) consecutive weeks commencing April 5, 2007 through May 25, 2007; (ii) $250,000 of principal from June 1, 2007 through July 6, 2007 and (iii) $125,000 of principal thereafter. Interest payments on the outstanding principal balance hereof shall be due and payable with the principal payment installments above. The Company shall have the right to make each Scheduled Payment in shares of Common Stock, which shares shall be valued at the lower of the Conversion Price then in effect or a price equal to a seven percent (7%) discount to the average of the two lowest daily volume weighted average prices of the Common Stock as quoted by Bloomberg, LP for the five (5) trading days immediately following the Scheduled Payment date (the “Payment Conversion Price”), provided that such shares are either (i) freely tradeable under Rule 144 of the Securities and Exchange Commission (the “Commission”), (ii) registered for sale under the Securities Act of 1933, or (iii) freely tradeable without restriction in the hands of the Holder. All payments in respect of the indebtedness evidenced hereby shall be made in collected funds (unless paid in shares of Common Stock) and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Debenture in such order as the Holder elects, except that payments shall be applied to accrued interest before principal. Notwithstanding the foregoing, this Debenture shall become due and immediately payable, including all accrued but unpaid interest, upon an Event of Default (as defined in Section 3.01 hereof). Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. Time is of the essence of this Debenture. The Company shall be permitted to prepay any amounts owed under this Debenture if the price of the shares of the Company’s Common Stock is less than $0.275 per share and also may, at its option, increase any scheduled payment to $750,000 (payable in cash or Common Stock as set forth above) without incurring any penalties or fees. Nothing contained in this paragraph shall limit the amount that the Holder can convert at any time.

Section 2. Effect of Amendment. Except as amended hereby, the Convertible Debentures shall continue in full force and effect and are hereby incorporated herein by this reference.

Section 3. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

Section 4. Titles and Subtitles. The titles of the sections and subtiles of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

Section 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date first set forth above.

MOBILEPRO CORP.

By:	/s/ Richard H. Deily
Name: Richard H. Deily
Title: Senior Vice President

CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors, LLC
Its: General Partner

By:	/s/ Troy J. Rillo
Name: Troy J. Rillo
Its: Managing Director